Exhibit 10.1

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

July 19, 2019 (the “Effective Date”)

Parker-Hannifin Corporation (“Parker”)

Electromechanical and Drives Division

9225 Forsyth Park Dr.

Charlotte, NC 28273

phone: 800.358.9068 / 707.584.7558

fax: 707.584.8015

[***]

Web: hev@parker.com

XL Hybrids

145 Newton Street

Boston, MA 02135

(P) 617.718.0329

(F) 617.326.8614

Email: supplychain@xlfleet.com

Web: www.xlhybrids.com

Summary:

XL Hybrids and Parker have enjoyed a great business relationship and we look forward to continuing to grow our relationship in the future. We are pleased to provide pricing and terms for a 36 month. [***] agreement with the inclusion of a third model number [***]. The proposed pricing will be [***]. This includes [***], the performance of which Parker shall validate. Parker is responsible for any delays resulting in implementing this change, and will honor the pricing per the quantities specified in the below pricing table regardless of a delay in such implementation.

By signing this letter agreement (hereinafter “Agreement”), XL Hybrids agrees to purchase from Parker, over the 36 month term, the product volumes specified in the below pricing table at the specified prices, subject to Parker’s ability to supply such products in such volumes and in accordance with the parties’ specifications as established and agreed by the parties. The parties agree that any orders received prior to the Effective Date of this Agreement that have yet to be delivered to XL Hybrids shall not be counted toward the quantities set forth in the table below; however the prices for such orders shall be adjusted to the below “Phase One” prices. The method for such adjustment shall be mutually agreed by the parties.

Pricing:

Product Part Number	Description	Phase One	Phase Two
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]

[***]    to be purchased over 36 months.                                **  Part number yet to be finalized.

The above Pricing is based on the market price for rare-earth material as of the Effective Date. Due to the high volatility of the rare-earth material market, Parker reserves the right to change the Pricing should the market price, including any governmental tariffs, duties or other fees, of rare earth material vary from the market price as of the Effective Date by more than [***] average over the previous quarter based on the [***]. The [***] will be used to determine market material pricing changes only, other cost increases including any government tariffs, duties or other fees relating to any materials, not just rare-earth materials, will be implemented based on actual changes as implemented and the percentage change shall be calculated following the inclusion of these costs and fees. In the event of a change to the Pricing, Parker shall provide XL Hybrids with evidence of the change in market price of the rare-earth material, governmental tariffs, duties or other fees and the appropriate Pricing changes shall be implemented within [***] days of Parker providing evidence of such change to XL Hybrids. If the Pricing increases by [***] or more in any given [***]-month period, and if the parties cannot offset the price increase in a mutually acceptable way within a reasonable period of time, then XL Hybrids shall be relieved of its minimum purchase obligation hereunder, subject to its obligation to take and pay for safety stock and works-in-progress in accordance with the prior Pricing.

General Terms of Purchase:

•	Freight Out— Not included,

•	Delivery - FCA Parker’s New Ulm, MN facility (Incoterms 2010)

•	Payment terms - [***]

•	Invoices shall not be sent prior to delivery

•	All pricing in US Dollars

•

All transactions subject to Parker’s standard Offer of Sale attached hereto as Attachment A, should there be any conflict between the terms of this Agreement and the terms of Attachment A, the terms of this Agreement shall prevail.

Credit Terms: As of the Effective Date, Parker shall extend XL Hybrids a [***] credit limit. This credit limit is subject to change at any time in Parker’s sole discretion. In the event that Parker reasonably determines that XL Hybrids is a credit risk, the above stated payment terms are subject to change. Parker shall use its customary notification procedures to make XL Hybrids aware of any changes. Parker has the right to and may hold shipments upon [***] days prior notice to XL Hybrids if, in the reasonable opinion of Parker’s credit department, there is an unacceptable amount of past due invoices, regardless of available credit. Provided however, in no event Parker is required to ship product if XL Hybrids would exceed their available credit limit or has outstanding past due invoices. Once the applicable credit limit is reached, payment of invoices must be made regardless of the due dates in order to create available credit.

Warranty: The warranty is as set forth in Attachment A provided; however, that the Products identified by the Product Part Numbers set forth in the table above shall be warranted for a period of [***] from delivery by Parker to XL Hybrids [***], for up to [***] from delivery or [***].

Term: The term of this Agreement is thirty-six (36) months. The term will commence with the Effective Date. This Agreement shall automatically expire at the completion of the 36th month from the Effective Date. Any and all terms and provisions of this Agreement intended to be observed and performed by either party after the expiration or termination hereof shall survive expiration or termination, and shall continue thereafter in full force and effect.

Delivery: Delivery shall be FCA Parker’s facility in New Ulm, MN, pursuant to Incoterms 2010. Parker will ship Products to XL Hybrids using the commercial carrier designated by XL Hybrids, and using XL Hybrids’ account with such carrier. Delivery dates provided by Parker are estimates only. Parker shall use commercially reasonable efforts to ship products to XL Hybrids in accordance with the committed delivery dates specified in the rolling forecast (see Forecast below). If at any time Parker has reason to believe that delivery will not be completed by the committed delivery date, Parker shall immediately notify XL Hybrids of the cause and duration of the anticipated delay. In the event that the delay is anticipated to be greater than [***] business days, Parker shall provide XL Hybrids with a written plan indicating the causes of the delay as well as Parker’s actions to reduce the delay or prevent further delay. In addition, Parker and XL Hybrids shall conduct weekly corrective action meetings to review the plan in efforts to reduce the anticipated delay. Title to and risk of loss shall pass from Parker to XL Hybrids at delivery.

Packaging: Parker and XL Hybrids have agreed to transition to disposable packaging materials within the first [***] days (or sooner) following the execution of this Agreement (the “Transition Period”). Until the implementation of disposable packaging material, XL Hybrids agrees to pay all costs involved in returning the current returnable packaging crates shipped to locations in the United States to Parker’s facility in New Ulm, MN. In addition, XL Hybrids agrees to pay an additional [***] per motor during this Transition Period to offset a portion of the packaging costs incurred by Parker. During the Transition Period, Parker agrees to provide any necessary new containers in order to support increased demand, or replace containers that are beyond their useful life. If during the Transition Period, there is a container shortage due to lack of returned containers, XL Hybrids agrees to promptly return the outstanding containers shipped to locations in the United States and treat any shipments during the Transition Period as on time deliveries, regardless of the timing of the delivery. Parker will provide XL Hybrids with an updated quotation with disposable packaging costs included prior to the expiry of the Transition Period. Parker and XL Hybrids will negotiate in good faith, this new price during the Transition Period. In the event that Parker is unable to transition to disposable packaging materials within the first [***] days following execution of this Agreement, or can not develop cost effective disposable packaging material, Parker and XL Hybrids agree to negotiate either an extension to the Transition Period or a new arrangement for returnable packaging cost management.

Cancellation: There shall be no cancellation of this Agreement without the mutual written agreement of both parties or as expressly set forth below.

Ordering: XL Hybrids will call-off orders by issuing facsimile, electronic or written purchase orders. Subject to the execution by the parties of a mutually agreeable EDI agreement, XL

Hybrids may place call-off orders by EDI transmission. Prior to call-off orders being submitted by EDI transmission, such orders should be facsimiled or electronically mailed to:

Parker Hannifin Corporation-EMN

5500 Business Park Drive

Rohnert Park, CA 94928

Attention: Order Service

•	Phone: 800-358-9070
•	Facsimile: 707-584-2446
•	[***]

For call-off orders transmitted electronically, Parker shall notify XL Hybrids within [***] business days of receipt of a call-off order that Parker has received such a call-off order in a readable and understandable format. XL Hybrids’ call-off orders shall state the dates for delivery of Products as well as the quantity of each part number needed. Parker shall have [***] business days after receipt of a purchase order to notify XL Hybrids if the delivery date is not acceptable. The Parties agree to negotiate delivery dates in good faith as needed considering the forecast (see Forecast below).

Forecast: XL Hybrids agrees to furnish a firm purchase order with estimated delivery dates within [***] days prior to the next month. Total quantities on the purchase order must match the quantities set forth above under Pricing and all deliveries must be taken within the term of Agreement, unless otherwise agreed by the parties and subject to Parker’s ability to supply such products in such volumes and in accordance with the agreed specifications. XL Hybrids will do its best to not make changes within [***] business days of any scheduled delivery date, but the Parties agree that in certain situations this is unavoidable. Parker requires a rolling [***] schedule for delivery dates from XL Hybrids to be delivered to Parker monthly, which XL Hybrids agrees to do.

Safety Stock: Parker will maintain in inventory [***] days of safety stock of the Products. The quantity will be a calculated as an average of the next [***] day forecast (i.e., [***]). In the event that Parker is required to utilize the safety stock for delivering Products to XL Hybrids, then the Parker will have [***] business days to replenish the safety stock to the appropriate level. As XL Hybrids nears the end of the [***] piece commitment, Parker may use the safety stock for the final deliveries.

Application Responsibility: XL Hybrids, through its own analysis and testing, is solely responsible for making the final selection of the Products for its application and for assuring that all performance, endurance, maintenance, safety and warning requirements of the application are met. XL Hybrids must analyze all aspects of the application and follow applicable industry standards and Product information. If Parker provides Product options based on data or specification provided by XL Hybrids, the XL Hybrids is responsible for determining that such data and specifications are suitable and sufficient for all applications and reasonably foreseeable uses of the Products.

Indemnity by XL Hybrids: XL Hybrids will defend, indemnify and hold harmless Parker against third party allegations of infringement of intellectual property rights, and will defend at its expense and will pay the cost of any settlement or damages awarded in an action brought against Parker by such third party, to the extent such claim is based on (i) Products delivered hereunder for which the designs are specified in whole or part by XL Hybrids and where the infringement would not have occurred but for such XL Hybrids-specified designs, (ii) modification of such Product by XL Hybrids or its agent where the infringement would not have occurred but for such modification, or (iii) combination or use of such Product by XL Hybrids or its agent in a system where the infringement would not have occurred but for such combination or use. Parker must notify XL Hybrids promptly upon becoming aware of such allegations and shall permit XL Hybrids to control the defense and settlement of all claims relating to such allegations, and shall fully cooperate with XL Hybrids in such efforts. Parker may not consent to any settlement or the entry of any judgment, or make any admission, in connection with such claim without XL Hybrids’ prior written consent.

Confidential Information: Parker and XL Hybrids mutually acknowledge and agree that any technical, commercial, financial or other confidential and/or proprietary information, including, without limitation, XL Hybrids customer lists, market forecasts, methods, designs, technologies and/or prints, which has been or will be disclosed, delivered or made available, whether directly or indirectly, to either party (“Confidential Information”) has been and will be received in confidence and shall remain the property of the originating party (also known as disclosing party). Both parties further agree that they will not use the other party’s Confidential Information for any purpose other than to perform under this Agreement, and will not disclose the other party’s Confidential Information to any third party, or to any person that is not an employee of such party having a need to know such Confidential Information in order to perform under this Agreement. Each party shall be responsible for its employees’ compliance with this Section. Notwithstanding the foregoing, the parties will not be prevented from using or disclosing any Confidential Information received that (i) was known to the receiving party prior to the disclosure other than from the disclosing party, as evidenced by the receiving party’s records kept in the ordinary course of its business; (ii) is generally known in the industry other than by the receiving party’s breach of a confidentiality obligation hereunder or wrongful act; (iii) is subsequently made known to the receiving party on a non-confidential basis from a source other than the disclosing party provided that such source has a lawful right to disclose such information and is not bound by a confidentiality obligation to either or both parties; or (iv) was developed by the receiving party independent of and without use of such Confidential Information, as evidenced by its records kept in the ordinary course. XL Hybrids’ custom specifications constitute part of its Confidential Information.

Non-Exclusivity: The parties acknowledge that this is a nonexclusive arrangement and that nothing in this Agreement shall prevent either Parker or XL Hybrids from working with other parties. In particular, XL Hybrids acknowledges that Parker may perform similar service and may sell similar Products to third parties, provided that in doing so Parker does not breach its obligations of confidentiality as set forth above or utilize any unique XL Hybrids owned components or casting tools.

Termination for Cause: In the event of a material breach of any of the terms and conditions of this Agreement that remains uncured as provided below, the non-breaching Party may immediately terminate this Agreement by written notice to the other Party without incurring any liability to the other Party by reason of the termination. As a condition to the exercise of its right to terminate, the terminating Party shall first notify the defaulting Party informing it of the nature of the breach or failure and requiring it to remedy the same within a period of [***] days of receipt of such notice. Either party may terminate this Agreement without liability to the other immediately upon written notice if the other Party is adjudicated as bankrupt, a petition in bankruptcy is filed either by or against the other Party and is not dismissed within 120 days, or the other Party makes any assignment for the benefit of creditors or receivers are appointed for the other Party or for a substantial part of its assets or business. Notwithstanding anything herein to the contrary, XL Hybrids shall be responsible to pay, pursuant to the terms and conditions of this Agreement, all of Parker’s invoices for Products delivered prior to the date of termination.

Relationship of the Parties: The relationship of Parker and XL Hybrids is that of vendor and purchaser as independent contractors, respectively. This Agreement does not in any way create the relationship of principal and

to XL Hybrids:	to Parker:
XL Hybrids	Parker-Hannifin Corporation
Attention: Director of Supply Chain	Attention: General Manager 9225
145 Newton Street	Forsyth Park Drive Charlotte, NC,
Boston, MA 02135	28273

agent between Parker and XL Hybrids.

Amendment: No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party(ies) to be bound thereby.

Waiver: The failure of either Party at any time to require performance by the other Party of any obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other party constitute a waiver of any succeeding breach of the same or any other such provision nor constitute a waiver of the obligation itself.

Execution Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Entire Agreement: This Agreement, and Parker’s Offer of Sale, attached hereto as Attachment A, constitute the complete understanding of the parties with respect to the subject matter hereof and supersedes any and all agreements and proposals (oral or written), understandings, representations, conditions, and other communications between the parties relating hereto, including preprinted terms on Parker’s invoices or order acknowledgments. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to or shall create for or grant to any third party any rights hereunder.

Notices: All notices or other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to be sufficiently given if by registered or certified mail, postage prepaid, and addressed as follows:

Either Parker or XL Hybrids may, by notice given hereunder, designate a different address to which subsequent notices or other communications shall be sent.

Assignment, Successors: This Agreement may not be assigned by either Party without the consent of the other. Upon any permitted assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors and assigns.

Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles.

By signing below, each of the parties has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

PARKER-HANNIFIN CORPORATION Electromechanical Automation Division		XL Hybrids, Inc.

BY:	/s/ Chris Griffin	BY:	/s/ A. Durham
NAME:	Chris Griffin	NAME:	A. Durham
TITLE:	General Manager	TITLE:	COO

Attachment A

Offer of Sale

The Products are hereby offered for sale pursuant to the following Terms and Conditions.

1.    Terms and Conditions of Sale: All descriptions, quotations, proposals, offers acknowledgments, acceptances and sales of Parker’s products are subject to and shall be governed exclusively by the terms and conditions stated herein. XL Hybrids’ acceptance of any offer to sell is limited to these terms and conditions. Any terms or conditions in addition to, or inconsistent with those stated herein, proposed by XL Hybrids in the acceptance of an offer, or proposed by Parker in an offer, are hereby objected to. No such additional, different or inconsistent terms and conditions shall become part of the agreement between XL Hybrids and Parker unless expressly accepted in writing by both parties.

2.    Payment: Payment shall be made by XL Hybrids net thirty (30) days from the date of delivery of the Products purchased hereunder. Undisputed amounts not timely paid shall bear interest at the maximum rate permitted by law for each month or portion thereof that the XL Hybrids is late in making payment. Any claims by XL Hybrids for omissions or shortages in a shipment shall be waived unless Parker receives notice thereof within thirty (30) days after XL Hybrids’ receipt of the shipment.

3.    Delivery: Unless otherwise provided, delivery shall be made EXW Parker’s plant. Regardless of the method of delivery, however, risk of loss shall pass to XL Hybrids upon Parker’s delivery to a carrier. Any delivery dates shown are approximate only and Parker shall have no liability for any delays in delivery.

4.	Warranty:

Parker warrants that the Products sold hereunder shall be free from defects in material, design (to the extent provided by Parker) and workmanship, and will meet the agreed upon specifications for a period of [***], whichever comes first from delivery by Parker to XL Hybrids with a limited extended warranty, excluding all bearings, seals and sensors for up to [***], whichever comes first. THIS WARRANTY COMPRISES THE SOLE AND ENTIRE WARRANTY PERTAINING TO PRODUCTS PROVIDED HEREUNDER. PARKER MAKES NO OTHER WARRANTY, GUARANTEE, OR REPRESENTATION OF ANY KIND WHATSOEVER. ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, MERCHANTABILITY AND FITNESS FOR PURPOSE, WHETHER EXPRESS, IMPLIED, OR ARISING BY OPERATION OF LAW, TRADE USAGE, OR COURSE OF DEALING ARE HEREBY DISCLAIMED. NOTWITHSTANDING THE FOREGOING, THERE ARE NO WARRANTIES WHATSOEVER ON PRODUCTS ACQUIRED BY PARKER FROM XL HYBRIDS.

5.	Limitation of Remedy:

(a)    PARKER’S LIABILITY ARISING FROM OR IN ANY WAY CONNECTED WITH THE WARRANTY SHALL BE LIMITED EXCLUSIVELY TO REPAIR OR REPLACEMENT OF THE PRODUCTS SOLD, OR REFUND OF THE PURCHASE PRICE PAID BY XL HYBRIDS, AT PARKER’S SOLE OPTION AND WITHIN [***] DAYS OF THE DATE OF RECEIPT OF THE PRODUCT REQUIRING REPAIR OR REPLACEMENT AT PARKER’S FACILITY. In the event that XL Hybrids reasonably determines that a repair or replacement would not be satisfactory, such as in the event of chronic or repeat failures, then the Parties shall meet to discuss and the remedy shall be a refund, unless otherwise agreed. In no event shall Parker’s liability under any claim made by XL Hybrids for a breach of the warranty exceed the purchase price of the Products.

(b)    In no event shall either party’s liability under any claim made by the other party exceed the total amounts paid by XL Hybrids to Parker under the Agreement during any given [***] consecutive months, where such [***] period shall be determined by XL Hybrids in its sole discretion but must be during the term of the Agreement. Damages for breach of Confidentiality and amounts owed to Parker for deliveries are not limited by this Section 5(b).

(c)    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL,

CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR PRODUCTS SOLD HEREUNDER, WHETHER ALLEGED TO ARISE FROM BREACH OF CONTRACT, EXPRESS OR IMPLIED WARRANTY, OR IN TORT, INCLUDING WITHOUT LIMITATION, NEGLIGENCE, FAILURE TO WARN OR STRICT LIABILITY. Damages for breach of Confidentiality and amounts owed to Parker for deliveries are not limited by this Section 5(c).

6.    Changes, Reschedules and Cancellations: XL Hybrids may request to modify the designs or specifications for the Products sold hereunder, however, no such requested modification shall become part of the contract between XL Hybrids and Parker unless accepted by Parker in a written amendment to the Agreement. Acceptance of any such requested modification shall be at Parker’s discretion and shall be upon such terms and conditions as Parker may require. For modifications or changes to quantities, see the Forecast section of the Agreement.

7.    Special Tooling: A tooling charge may be imposed for any special tooling, including without limitation, dies, fixtures, molds and patterns, acquired to manufacture Products sold pursuant to this agreement. Such special tooling shall be and remain Parker’s property notwithstanding payment of any charges by XL Hybrids. All such tooling shall be held by Parker only for work being done for the XL Hybrids and shall be held in strict confidence. All materials, equipment and other supplies furnished by the XL Hybrids on consignment for processing, repairs or other reasons shall remain the property of the XL Hybrids. XL Hybrids does not guarantee the quality or suitability of such tooling, dies or materials. Tooling subject hereto shall be maintained in good condition. Parker shall maintain an inventory control of all such tooling and shall not commingle such tooling with property belonging to others. Parker shall deliver all such tooling to XL Hybrids at the conclusion of the work or upon XL Hybrids’ request, in good condition (taking into consideration normal wear and tear and the life expectancy of similar tools) and at XL Hybrids’ expense, and title of such tooling shall transfer to XL Hybrids upon receipt; provided, however, that it is agreed that any of Parker’s intellectual property added to the property shall at all times remain the property of Parker and that XL Hybrids shall be responsible any taxes assessed or incurred based on such delivery and transfer. While in Parker’s possession and control, all such tooling shall be fully covered by Parker with fire and extended coverage insurance for protection of XL Hybrids. Aside from such tooling, in no event will XL Hybrids acquire any interest in apparatus belonging to Parker which is utilized in the manufacture of the Products sold hereunder, even if such apparatus has been specially converted or adapted for such manufacture and notwithstanding any charges paid by XL Hybrids. XL Hybrids is responsible for replacement cost of tool at the end of normal life (estimated at [***] pieces).

8.    XL Hybrid’s Property: Any designs, tools, patterns, materials, drawings, confidential information or equipment furnished by XL Hybrids, or any other items which become XL Hybrids’ property, may be considered obsolete and may be destroyed by Parker after [***] consecutive years have elapsed without XL Hybrids placing an order for the Products which are manufactured using such property. Parker will provide 60 days written notice of our intent to scrap any XL Hybrids’ property. Except as otherwise provided herein, Parker shall not be responsible for any loss or damage to such property while it is in Parker’s possession or control.

9.    Taxes: Unless otherwise indicated on the face hereof, all prices and charges are exclusive of excise, sales, use, property, occupational or like taxes which may be imposed by any taxing authority upon the manufacture, sale or delivery of the Products sold hereunder (except for taxes based on Parker’s income). If any such taxes must be paid by Parker or if Parker is liable for the collection of such tax, the amount thereof shall be in addition to the amounts for the Products sold. XL Hybrids agrees to pay all such taxes or to reimburse Parker therefore upon receipt of its invoice. If XL Hybrids claims exemption from any sales, use or other tax imposed by any taxing authority, XL Hybrids shall save Parker harmless from and against any such tax, together with any interest or penalties thereon which may be assessed if the Products are held to be taxable.

10.    Indemnity For Infringement of Intellectual Property Rights: Parker shall have no liability for infringement of any patents, trademarks, copyrights, trade dress, trade secrets or similar rights except as provided in this Section. Parker will defend and indemnify and hold harmless XL Hybrids against allegations that the Products delivered hereunder by Parker infringe U.S. patents, U.S. trademarks, copyrights, trade dress or trade secrets (hereinafter ’Intellectual Property Rights) of a third party. Parker’s obligation to defend and indemnify XL Hybrids is contingent on XL Hybrids notifying Parker within ten (10) days after XL Hybrids becomes aware of such allegations of infringement, and Parker having sole control over the defense of any allegations or actions including all negotiations for settlement or compromise. If a Product sold hereunder is subject to a claim that it infringes the Intellectual Property Rights of a third party, Parker may, at its sole expense and option, procure for XL Hybrids the right to continue using said Product, replace or modify said Product so as to make it noninfringing (but without adversely affecting function, fit, features or performance), or offer to accept return of said Product and return the purchase price less a reasonable allowance for depreciation. Notwithstanding the foregoing, Parker shall have no liability for claims of infringement to the extent based on Products delivered hereunder for which the designs are specified in whole or part by XL Hybrids where the infringement would not have occurred but for such XL Hybrids-specified designs, or infringements resulting from the modification of such product other than by Parker where the infringement would not have occurred but for such modification, or combination or use of such product in a system where the infringement would not have occurred but for such combination or use. The foregoing provisions of this Section shall constitute Parker’s sole and exclusive liability and XL Hybrids’ sole and exclusive remedy for infringement of a third party’s Intellectual Property Right.

11.    Force Majeure: Parker does not assume the risk of and shall not be liable for delay or failure to perform any of Parker’s obligations by reason of circumstances beyond the reasonable control of Parker (hereinafter ’Events of Force Majeure’). Events of Force Majeure may include without limitation, accidents, acts of God, strikes or labor disputes, acts, laws, rules or regulations of any government or government agency, fires, floods, delays or failures in delivery of carriers or Parkers, shortages of materials and any other cause beyond Parker’s control.

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